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                                                                    EXHIBIT 5.1

                            GREENBERG TRAURIG, P.A.

                                  July 19, 1999


RailAmerica, Inc.
301 Yamato Road, Suite 1190
Boca Raton, Florida 33431

Ladies and Gentlemen:


         We have acted as counsel for RailAmerica, Inc., a Delaware corporation (the "Company"), in connection with Amendment No. 2 to the Company's Registration Statement on Form S-3 (The "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, with respect to 4,343,394 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), which may be disposed of from time to time by the selling shareholders (the "Selling Shareholders") named therein. Of the shares of Common Stock offered thereby, 1,407,294 are issuable to the Selling Shareholders, or their permitted assignees, upon the conversion of the Company's Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") issued in connection with the Company's private placement completed in January, 1999; 1,415,036 have been issued to the Selling Shareholders in connection with the Company's private placement completed in March 1999; 212,255 are issuable to the Selling Shareholders, or their permitted assignees, upon exercise of warrants issued in connection with the Company's March 1999 private placement; 750,000 are issuable to Barclays Bank PLC upon exercise of warrants issued to Barclays Bank PLC; 276,623 are issuable to Macquarie Bank Limited upon conversion of a convertible note held by Macquarie Bank Limited; and 282,231 are issuable to First London Securities Corporation ("First London") or its permitted assignees, upon the exercise of warrants (the "Warrant") issued to First London in connection with its placement agent services performed on behalf of the Company pursuant to their letter agreement dated December 2, 1998.


         In connection with the preparation of the Registration Statement and this letter, we have examined, considered and relied upon the following documents (collectively, the "Documents"): the letter agreement dated December 2, 1998, by and between First London and the Company; the Certificate of Designation for the Series A Preferred Stock filed with the Secretary of State of the State of Delaware; the Warrant Agreement dated April 30, 1999 between Barclays Bank PLC and the Company, the Subscription Agreement dated April 30, 1999 between Macquarie Bank Limited and the Company, the 6% convertible subordinated note in favor of Macquarie Bank Limited, the Company's Certificate of Incorporation (as amended) as filed with the Secretary of State of the State of Delaware; the Company's bylaws and corporate minute book; and such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

         In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.


         Based solely upon and subject to the Documents, and subject to the qualifications set forth below, we are of the opinion that the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and are, or when issued pursuant to the terms of the Series A Preferred Stock, warrants or convertible notes, as applicable, will be, validly issued and are, or when issued in accordance with the terms thereof will be, fully paid and nonassessable.


         Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such



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opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.


         We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.




                                            Very truly yours,

                                            GREENBERG TRAURIG, P.A.



                                            By: /s/ Fern S. Watts
                                                -------------------------------
                                                    Fern S. Watts